Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock underlying Series A Convertible Preferred Stock (2)	44,921,439	—	(3)	—	—
Common Stock issued upon exercise of certain warrants (4)	36,300,000	—	(5)	—	—
Common Stock underlying Series A Convertible Preferred Stock (6)	10,000,000	1.67	(7)	$16,700,000	$1,840.34

(1)	This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.
(2)	Consists of up to 44,921,439 shares of Common Stock that may be issued upon conversion of 22,383 shares of our remaining issued and outstanding Series A Convertible Preferred Stock, par value $0.001per share (“Series A Preferred Stock”), originally issued in September 2016 and held by the selling stockholders named in this registration statement. The aggregate number of shares of Common Stock shall be adjusted to include any additional shares of Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	No registration fee is payable in connection with the aggregate of 44,921,439 shares of Common Stock previously registered under the registration statement Form S–1 (File No. 333-214255), which was initially declared effective on November 15, 2016, as amended by Post-Effective Amendments filed on March 30, 2018 and May 30, 2018, which was declared effective on May 31, 2018 (collectively, the “Prior Registration Statement”) which are included in this registration statement because such shares of Common Stock are being carried forward from the Prior Registration Statement pursuant to Rule 429 under the Securities Act.
(4)	Consists of 36,300,000 shares of Common Stock that were issued upon exercise of certain SPA Warrants (as defined in this registration statement) issued in connection with our Series A Preferred Stock held by the selling stockholders named in this registration statement. The aggregate number of shares of Common Stock shall be adjusted to include any additional shares of Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(5)	No registration fee is payable in connection with the aggregate of 36,300,000 shares of Common Stock previously registered under the Prior Registration Statement which are included in this registration statement because such shares of Common Stock are being carried forward from the Prior Registration Statement pursuant to Rule 429 under the Securities Act.
(6)	Consists of additional shares of common stock which may become issuable upon conversion of 22,383 shares of our remaining issued and outstanding Series A Preferred Stock, with each share of Series A Convertible Preferred Stock having a stated value of $1,000 per share and an initial conversion price into shares of common stock of $0.65 per share.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sales prices of the Registrant’s common stock as reported on the NYSE American on May 15, 2023.